Pricing Supplement 30 dated September 5, 2003
(To Prospectus dated March 22, 2000  and        Rule 424(b) (3)
Prospectus Supplement dated March 22, 2000)	File No. 333-31502


                     PACCAR FINANCIAL CORP.
           Medium-Term Notes, Series J - Floating Rate
                        CUSIP# 69371RWG7


     We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

                      _  Goldman, Sachs & Co.
                      _  Banc of America Securities LLC
                      _  Merrill Lynch & Co.
                      _  Morgan Stanley Dean Witter
                      _  Salomon Smith Barney
                      _  ABN AMRO Incorporated
                      x  RBC Capital Markets
		      x  J.P. Morgan Securities Inc.
                    	 acting as x principal _ agents

at: x varying prices related to prevailing market prices at the time of resale. _ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount:        Original Issue   September 17, 2003
$80,000,000              Date:

Agent's Discount         Maturity   	  September 16, 2005
or Commission:  0.20%    Date:

Net Proceeds to          Interest    	  Quarterly on the 17th or
Company:  $79,840,000    Payment          next Business day of
                         Date(s):         Dec., Mar., June, and Sept.
                                          via modified following
                                          business day convention,
                                          commencing December 17, 2003

Calculation Agent:
Interest Calculation:
      x Regular Floating Rate Note      _ Floating Rate/Fixed Rate Note
      _ Inverse Floating Rate Note         Fixed Rate Commencement Date:
         Fixed Interest Rate:     	   Fixed Interest Rate:
      _  Other Floating Rate Note (see attached)

Initial Interest Rate:  To Be Determined
Initial Interest Reset Date:  December 17, 2003
Interest Reset Date(s): Quarterly on the 17th or next business day of Dec., Mar., June, and September via modified following business day convention.


Interest Rate Basis:
_ CD Rate         		_ Federal Funds Rate    _ Prime Rate
_ Commercial Paper Rate   	x LIBOR 		_ Treasury Rate
_ CMT Rate        		Designated LIBOR Page:  _ Other (see attached)
  _ CMT Telerate Page 7051     _ LIBOR Reuters Page
  _ CMT Telerate Page 7052     x LIBOR Telerate Page 3750
         If CMT Telerate Page 7052:      LIBOR Currency:
             _ Weekly Average
             _ Monthly Average

Index: 3 Month LIBOR
Spread (+/-):  - 0.06%
Spread Multiplier:  N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Day Count Convention:
     _ 30/360 for the period from       to       .
     x Actual/360 for the period from September 17, 2003 to September 16, 2005.
     _ Actual/Actual for the period from          to           .

Redemption:
     x The Notes may not be redeemed prior to the Maturity Date.
     _ The Notes may be redeemed at the option of the Company prior to
       	Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:       %
       Annual Redemption Percentage Reduction:       % until Redemption
       Percentage is 100% of the Principal Amount.
     _ The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:
     x The Notes may not be repaid prior to the Maturity Date.
     _ The Notes may be repaid prior to the Maturity Date at the option of
	the holder of the Notes.
       Optional Repayment Date(s):

Currency:
     Specified Currency:    USD (If other than U.S. dollars, see attached)
     Minimum Denominations: ____(Applicable only if Specified Currency is other
					  than U.S. dollars)
     Exchange Rate Agent: _____(Applicable only if Specified Currency is other
					  than U.S. dollars)

If Discount Note, check
    Issue Price: ___%

Form:   x Book-Entry   _ Certificated

Other Provisions: